EXHIBIT 3.1

ARTICLES OF AMENDMENT
(TWELFTH)
TO
ARTICLES OF INCORPORATION
OF
ENCOMPASS GROUP AFFILIATES, INC.,

A FLORIDA CORPORATION (THE “CORPORATION”)

WHEREAS, the Corporation’s Articles of Incorporation, as amended, provide that the Board of Directors of the Corporation may establish the rights, designations, and preference of the Corporation’s Preferred Stock, the undersigned hereby adopts the following Articles of Amendment to the Articles of Incorporation of the Corporation, pursuant to the terms of Section 607.0602 and Section 607.1006 of the Florida Business Corporation Act:

1.	The name of the Corporation is Encompass Group Affiliates, Inc., Articles of Incorporation were filed with the Florida Department of State on March 6, 1997 and assigned document number P97000020967.

2.	Article III of the Articles of Incorporation of the Corporation is hereby amended to add the provisions relating to the Series E Preferred Stock Set forth on Exhibit A.

3.
This amendment was adopted on July 31, 2008 by the Board of Directors of the Corporation and the number of votes cast by the holders of the Series C Preferred Stock, the only group of shareholders entitled to vote on such amendment, was sufficient for approval by such holders.

Signed this 1st day of August, 2008

ENCOMPASS GROUP AFFILIATES, INC.

By: /s/ John E. Donahue
Name:	John E. Donahue
Title:	Vice-President and CFO

EXHIBIT A

CERTIFICATE OF DESIGNATION OF THE SERIES E PREFERRED STOCK
(PAR VALUE $0.01 PER SHARE)

OF

ENCOMPASS GROUP AFFILIATES, INC.

The undersigned, a duly authorized officer of Encompass Group Affiliates, Inc., a Florida corporation (the “Company”), in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act, does hereby certify that the following resolution was duly adopted by the Board of Directors of the Company (the “Board”) by unanimous written consent pursuant to Section 607.0821 of the Florida Business Corporation Act on July 31, 2008:

RESOLVED, that the Board has determined that it is in the best interests of the Company to provide for the designation and issuance of Series E Preferred Stock, par value of $0.01 per share (the “Series E Preferred Stock”), to consist of up to 1,000 shares, and hereby fixes the powers, designations, preferences and relative other special rights of the shares of such Series E Preferred Stock as follows:

SECTION 1

DESIGNATION AND RANK

1.1 Designation. This resolution shall provide for a series of preferred stock, the designation of which shall be “Series E Preferred Stock”, par value $0.01 per share. The number of authorized shares constituting the Series E Preferred Stock is 1,000. The Series E Preferred Stock will have the liquidation preferences set forth in Section 3.1 below.

1.2 Rank. With respect to the payment of dividends and other distributions on the capital stock of the Company, including distribution of the assets of the Company upon Liquidation (as defined below), the Series E Preferred Stock shall be senior to the common stock of the Company, no par value per share (the “Common Stock”), and, except for any series of preferred stock that is designated by the Board of Directors after the date hereof as senior to the Series E Preferred Stock (“Senior Stock”) or as pari passu with the Series E Preferred Stock (the “Pari Passu Stock”) and is consented to pursuant to Section 5.2 below, senior to all other series of preferred stock (collectively, the Common Stock and all such other series of preferred stock that are not Senior Stock or Pari Passu Stock, the “Junior Stock”).

SECTION 2

DIVIDEND RIGHTS

2.1 Series E Dividends. Dividends on each outstanding share of Series E Preferred Stock shall accrue cumulatively on a daily basis on the Series E Base Amount (as defined below) at the rate of:

(a) 20% per annum for the period beginning on the date of the issuance thereof and ending on February 28, 2010; and

(b) 30% per annum at all times thereafter.

Such dividends shall accrue from and including the date of issuance of such share of Series E Preferred Stock to and including the date on which the Redemption Value of such share is paid, whether or not such dividends have been declared and whether or not there are funds of the Company legally available for the payment of dividends. Except for any repurchases of Common Stock pursuant to a Management Repurchase Agreement (as defined below) or other distributions that have been approved by a majority of the holders of the outstanding Series E Preferred Stock, no dividends or other distributions will be paid, declared or set apart with respect to any Junior Stock without the prior written consent of the holders of a majority of the then outstanding shares of Series E Preferred Stock, unless all accrued but unpaid dividends on the Series E Preferred Stock shall have been paid in cash. “Management Repurchase Agreement” means any agreement from time to time entered into between the Company and any officer, employee or director of the Company entitling or requiring the Company to repurchase any shares of Preferred Stock, Common Stock, or options therefor, from such officer, employee or director. The “Series E Preference Amount” means, at any given time, an amount per share of Series E Preferred Stock equal to the Series E Base Amount plus all accrued an unpaid dividends on such share of Series E Preferred Stock. Notwithstanding the foregoing, the Company may determine to pay any portion of the accrued and unpaid dividends owed with respect to the outstanding shares of Series E Preferred Stock from time to time in cash, provided, that (i) the Company obtains the prior written consent of any lender under any credit or financing agreement with the Company or any of its subsidiaries which prohibits such payment, and (ii) any such payment is made ratably (based on the amount of accrued but unpaid dividends on such shares) with respect to all outstanding shares of Series E Preferred Stock. The “Series E Base Amount” means an amount equal to $4,166.66 per share.

SECTION 3

LIQUIDATION RIGHTS

3.1 Liquidation Preference.

(a) Upon any Liquidation (as defined below), before any distribution or payment shall be made to any of the holders of Junior Stock, the holders of Series E Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital, surplus or earnings, an amount per share of Series E Preferred Stock equal to the then current Redemption Value (as determined pursuant to Section 4.3 below). Thereafter, no further distributions shall be made to the holders of Series E Preferred Stock in respect of such shares.

(b) “Liquidation” means (A) a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or (B) a sale or other disposition (whether in a single transaction or a series of related transactions) of substantially all of the assets of the Company.

3.2 Pro Rata Distribution. If, upon any Liquidation, the assets of the Company shall be insufficient to pay the Redemption Value in full to all holders of Series E Preferred Stock, then the entire net assets of the Corporation shall be distributed among the holders of the Series E Preferred Stock and any Pari Passu Stock, ratably in proportion to the full amounts to which they would otherwise be respectively entitled and such distributions may be made in cash or in property taken at its fair value (as determined in good faith by the Company’s Board of Directors), or both, at the election of the Company’s Board of Directors.

SECTION 4

REDEMPTION

4.1 Optional Redemption. The Company may at any time redeem all but not less than all of the Series E Preferred Stock by paying in cash therefor a sum equal to the then current Redemption Value for each outstanding share Series E Preferred Stock (a “Company Redemption Event”). The terms of any redemption pursuant to this Section 4.1 shall be specified in the Company Redemption Notice (as defined below).

4.2 Mandatory Redemption. Upon the occurrence of a Mandatory Redemption Event, the Company shall redeem (to the extent it may do so under applicable law) all of the outstanding shares of the Series E Preferred Stock by paying in cash therefor the then current Redemption Value for each outstanding share of Series E Preferred Stock. A “Mandatory Redemption Event” means (a) a consolidation or merger of the Company with or into any other person(s), entity or entities in which less than a majority of the outstanding voting power of the surviving person(s), entity or entities is held by persons or entities who were shareholders of the Company prior to such event or (b) any refinancing, repayment, redemption or other discharge or satisfaction in full of all of the senior and subordinated indebtedness of the Company pursuant to that certain Amended and Restated Note Purchase Agreement, dated as of August 1, 2008, among the Company, its Subsidiaries, Sankaty Advisors, LLC (as collateral Agent) and the Note Purchasers party thereto (including, without limitation, by means of any refinancing of such indebtedness pursuant to any amendment or restatement thereof in which the current holders of such indebtedness are repaid).

4.3 Redemption Value. “Redemption Value” means at any time the then current Series E Preference Amount multiplied by the Redemption Percentage then in effect. “Redemption Percentage” means:

(a) From the date hereof until July 31, 2009, 100%.

(b) From August 1, 2009 until February 28, 2010, 105%.

(c) From March 1, 2010 until July 31, 2010, 110%.

(d) On March 1 and July 31 of each calendar year thereafter, the redemption Percentage shall increase by five (5) percentage points.

4.4 Redemption Process. In connection with any Company Redemption Event or Mandatory Redemption Event (a “Redemption Event”), the Company shall give written notice to each holder of record, at the address last shown on the records of the Company for such holder, notifying such holder of (i) the redemption to be effected, (ii) the Redemption Date, (iii) the Redemption Value to be paid on the Redemption Date for each share of Series E Preferred Stock in the name of such holder, and (iv) the manner in which such the certificate or certificates of such holder representing shares of Series E Preferred Stock are to be redeemed (the “Company Redemption Notice”). As used herein, the term “Redemption Date” shall mean (i) in the case of a Mandatory Redemption Event, the date of such event and (ii) in the case of a Company Redemption Event, the date designated by the Company in the Company Redemption Notice upon which a redemption is to be effected (which in no event shall be later than the tenth (10th) day after the date of the notice).

4.5 Insufficient Funds. No redemption pursuant to a Company Redemption Event may be completed if the funds of the Company legally available for redemption of shares of Series E Preferred Stock on the Redemption Date are insufficient to redeem the all of the outstanding shares of Series E Preferred Stock on such date. In the case of a redemption pursuant to a Mandatory Redemption Event, if the funds of the Company legally available for redemption of shares of Series E Preferred Stock on the Redemption Date are insufficient to redeem the number of shares of Series E Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series E Preferred Stock. The shares of Series E Preferred Stock not redeemed shall remain outstanding and be entitled to all the rights and preferences provided herein (including, without limitation, the accrual of dividends pursuant to Section 2.1 above). At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series E Preferred Stock such funds will promptly (but in no event more than one (1) business day) be used to redeem the balance of the shares which the Company has become obliged to redeem on any such Redemption Date but which it has not redeemed.

4.6 Payment; Surrender of Certificates. The Redemption Value of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. The Redemption Value may be paid by the mailing of a certified check to the person whose name appears on such certificate at the address last shown on the records of the Company for such holder (in which case payment shall be deemed to be made on the date of mailing) or by such other reasonable means as are set forth in the Company Redemption Notice. In connection with any Redemption Event, each holder of shares of Series E Preferred Stock to be redeemed shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the Company Redemption Notice. Whether or not a holder of Series E Preferred Stock has complied with the foregoing requirement to surrender certificates, from and after the payment of the Redemption Value, all rights of the holders of the shares of Series E Preferred Stock, as holders of such shares of Series E Preferred Stock, shall cease with respect to such redeemed shares, such redeemed shares shall be cancelled and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

SECTION 5

VOTING RIGHTS

5.1 Series E Voting Rights. The holders of the Series E Preferred Stock shall not be entitled to any voting rights except as herein provided in Section 5.2 or as required by applicable law.

5.2 Series E Consent Rights. The Company shall not, and shall cause each Subsidiary (as defined below) not to, without the affirmative vote or written consent of the holders of a majority of the outstanding Series E Preferred Stock:

(a) amend its Articles of Incorporation or by-laws (i) to increase or decrease the size of the Board of Directors, (ii) to increase or decrease the authorized number of shares of Common Stock or any series of preferred stock or (iii) in any manner that adversely affects the holders of the Series E Preferred Stock;

(b) authorize, designate, issue or sell any shares of capital stock or options, warrants or other securities of the Company or any Subsidiary, other than the granting of stock options and other awards to directors, officers, agents, employees or consultants of the Company or its Subsidiaries pursuant to an equity incentive plan that has been approved or consented to by the holders of a majority of the Series E Preferred Stock;

(c) authorize or effect any liquidation, dissolution or winding-up of the Company or any of its Subsidiaries, any merger or consolidation of the Company or any of its Subsidiaries with or into any other entity (unless, in connection therewith, the then current Redemption Value in respect of each share of Series E Preferred Stock is paid in full), or any sale, license as licensor, lease as lessor, or other transfer or disposal of the assets of the Company or any of its Subsidiaries or any portion of the assets of the Company or any of its Subsidiaries with an aggregate value totaling greater than $500,000 in any transaction or series of related transactions;

(d) incur or otherwise become liable in respect of any indebtedness for borrowed money or any other indebtedness, contingent or otherwise, including, without limitation, capital lease obligations, in excess of $100,000 in the aggregate at any one time outstanding (unless, in connection therewith, the then current Redemption Value in respect of each share of Series E Preferred Stock is paid in full), but excluding (i) trade payables incurred in the ordinary course of business, (ii) lines of credit provided by suppliers and (iii) lines of credit provided by financing sources approved by the Board of Directors;

(e) engage in any material line of business other than that in which the Company and its Subsidiaries are engaged on the date of filing hereof or which is reasonably incident thereto;

(f) consummate any acquisition of, or make any equity or debt investment in, any other entity after the date hereof for a purchase price or equity or debt investment amount in excess of $500,000;

(g) grant any lease or license to any material asset(s) of the Company or any Subsidiary other than in the ordinary course of the business of the Company or such Subsidiary;

(h) enter into any contract, arrangement or transaction with an affiliate of the Company unless such contract, arrangement or transaction is on terms that are no less favorable to the Company than those the Company would have been reasonably likely to obtain as the result of arms-length negotiations with an unrelated third party;

(i) commence or settle any material litigation, claim, action or other proceeding involving the Company or any Subsidiary;

(j) take any other action that violates the Company's obligations hereunder with respect to the holders of Series E Preferred Stock;

(k) consummate any Mandatory Redemption Event (unless, in connection therewith, the then current Redemption Value in respect of each share of Series E Preferred Stock is paid in full); or

(l) obligate itself to do any of the foregoing.

For the purposes hereof, a “Subsidiary” means any corporation, limited liability company, partnership, joint venture or other entity in which the Company owns, directly or indirectly, more than 50% of the outstanding voting securities or equity interests.

SECTION 6

MISCELLANEOUS

6.1 Headings of Subdivisions. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

6.2 Waiver. The holders of record of at least a majority of the shares of Series E Preferred Stock may be written notice to the Company waive or modify past, present or future compliance by the Company with any of the conditions, covenants or obligations set forth herein applicable to the Series E Preferred Stock. Any waiver by the holders of Series E Preferred Stock of a breach of any provision herein as contemplated by the preceding sentence, shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by the holders of the Series E Preferred Stock, as applicable, to exercise any right or privilege hereunder shall be deemed a waiver of such holders’ rights to exercise the same at any subsequent time or times hereunder.

6.3 Severability of Provisions. If any right, preference or limitation of the Series E Preferred Stock set forth herein (as this resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended), which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed, under penalties of perjury, by Wayne Danson, its President.

Dated: August 1, 2008	ENCOMPASS GROUP AFFILIATES, INC.

	By:	/s/ John E. Donahue
John E. Donahue, VP and CFO